Pricing Supplement No. J183
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. JPM-III dated July 15, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration No. 333-158199-10 March 4, 2011

Credit Suisse
Structured Investments	Credit Suisse
$10,857,000
Return Enhanced Notes Linked to the EURO STOXX 50® Index and the Euro Relative to the U.S. Dollar due June 9, 2011
General
•
The notes are designed for investors who seek a return at maturity of two times the appreciation of the EURO STOXX 50® Index multiplied by the performance of the euro relative to the U.S. dollar (the number of U.S. dollars per one euro) up to a Maximum Return on the notes of 18.00%.  Investors should be willing to forgo interest and dividend payments and, if the product of the Underlying Return and the Currency Return is less than one, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing June 9, 2011.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof.
•	The notes priced on March 4, 2011 (the “Pricing Date”) and are expected to settle on March 9, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.
Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The EURO STOXX 50® Index.  For additional information about the Underlying, see the information set forth under “The Reference Indices — The Dow Jones Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Reference Currency:	Euro (relative to the U.S. dollar)
Currency of the Issue:	United States dollars
Upside Leverage Factor:	2
Payment at Maturity:
If the product of the Underlying Return and the Currency Return is greater than one, you will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes, calculated as follows, subject to the Maximum Return of 18.00%:

$1,000 x [1 + (Underlying Return x Currency Return – 1) x Upside Leverage Factor],
If the product of the Underlying Return and the Currency Return is equal to one, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

If the product of the Underlying Return and the Currency Return is less than one, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Underlying Return multiplied by the Currency Return is less than one and your final payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 x [1 + (Underlying Return x Currency Return – 1)]

Your investment will be fully exposed to any decline in the Underlying and to any decline in the euro relative to the U.S. dollar. You will lose some or all of your investment at maturity if the Underlying Return multiplied by the Currency Return is less than one. Any payment on the notes is subject to our ability to pay our obligations as they become due.

Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level
Initial Level
Initial Level:	2949.18
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Currency Return:	The performance of the Reference Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Final Spot Rate
Initial Spot Rate
Spot Rate:	The official MID WM Reuters fixing at 4:00 pm London Time, expressed as the number of U.S. dollars per one euro.
Initial Spot Rate:	1.399
Final Spot Rate:	The arithmetic average of the Spot Rates on each of the five Valuation Dates.
Valuation Dates:†	May 31, 2011, June 1, 2011, June 2, 2011, June 3, 2011 and June 6, 2011
Maturity Date:†	June 9, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546E2K9
† Each Valuation Date is subject to postponement in respect of the Underlying or the Reference Currency if such date is not an underlying business day for the Underlying or the Reference Currency or as a result of a market disruption event in respect of the Underlying or the Reference Currency, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if such date is not a business day, or if the last scheduled Valuation Date is not an underlying business day in respect of the Underlying or the Reference Currency or is postponed as a result of a market disruption event in respect of the Underlying or the Reference Currency.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees (1)	Proceeds to Issuer
Per note	$1,000.00	$2.50	$1,000.00
Total	$10,857,000.00	$27,142.50	$10,829,857.50
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.25% of the principal amount of the notes.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,857,000.00	$1260.50

JPMorgan
March 4, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated July 15, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. JPM-III dated July 15, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909006770/a2193470z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What is the Payment at Maturity on the Notes Under Various Hypothetical Performance Scenarios for the Underlying and the Reference Currency?

The hypothetical scenarios set forth below reflect the performance of the Underlying and the euro relative to the U.S. dollar and the Maximum Return on the notes of 18.00%. The Underlying Returns and Currency Returns set forth below are expressed as percentages. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following scenarios have been rounded for ease of analysis.

Scenario 1

Underlying Return	120%
Currency Return	110%
Underlying Return × Currency Return	132%
(Underlying Return × Currency Return – 1) × Upside Leverage Factor	64%
Payment at Maturity per $1,000 principal amount	$1,180

In Scenario 1, the Underlying Return is 120%, indicating that the Underlying has appreciated by 20% from its Initial Level to its Final Level, and the Currency Return is 110%, indicating that the Reference Currency has strengthened relative to the U.S. dollar such that the Final Spot Rate has appreciated from the Initial Spot Rate by 10%.

Because the product of the Underlying Return and the Currency Return is greater than one, the Payment at Maturity is calculated as follows:

Payment at Maturity =	$1,000 × [1 + (Underlying Return × Currency Return - 1) × Upside Leverage Factor], subject to the Maximum Return
=	($1,000 × [1 + (120% × 110% - 1) × 2], subject to the Maximum Return
=	$1,000 × (1 + Maximum Return)
=	$1,000 × (1 + 18.00%)
=	$1,180

In this scenario, at maturity you would be entitled to receive a payment of $1,180 per $1,000 principal amount of notes, reflecting the Maximum Return on the notes.

Scenario 2

Underlying Return	110%
Currency Return	95%
Underlying Return × Currency Return	104.50%
(Underlying Return × Currency Return – 1) × Upside Leverage Factor	9%
Payment at Maturity per $1,000 principal amount	$1,090

In Scenario 2, the Underlying Return is 110%, indicating that the Underlying has increased by 10% from its Initial Level to its Final Level, and the Currency Return is 95%, indicating the Reference Currency has weakened relative to the U.S. dollar such that the Final Spot Rate has declined from the Initial Spot Rate by 5%.

Because the product of the Underlying Return and the Currency Return is greater than one, the Payment at Maturity is calculated as follows:

Payment at Maturity =	$1,000 × [1 + (Underlying Return × Currency Return - 1) × Upside Leverage Factor], subject to the Maximum Return
=	$1,000 × [1 + (110% × 95% - 1) × 2]
=	$1,000 × (1 + 9%)
=	$1,090

In this scenario, the negative return on the Reference Currency has partially offset the positive return on the Underlying. At maturity you would be entitled to receive a payment of $1,090 per $1,000 principal amount of securities, which is less than you could have received if you had invested only in the Underlying.

Scenario 3

Underlying Return	80%
Currency Return	90%
Underlying Return × Currency Return	72%
Underlying Return × Currency Return - 1	-28%
Payment at Maturity per $1,000 principal amount	$720

In Scenario 3, the Underlying Return is 80%, indicating that the Underlying has declined by 20% from the Initial Level to the Final Level. The Currency Return is 90%, indicating that the euro has weakened relative to the U.S. dollar such that the Final Spot Rate has declined from the Initial Spot Rate by 10%.

Because the product of the Underlying Return and the Currency Return is less one, the Payment at Maturity is calculated as follows:

Payment at Maturity =	$1,000 × [1 + (Underlying Return × Currency Return - 1)]
=	($1,000 × [1 + (80% × 90% - 1)
=	$1,000 × (1 + -28%)
=	$720

In this scenario, the value of the Underlying and the Reference Currency have both declined. At maturity you would be entitled to receive a payment of $720 per $1,000 principal amount of notes.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to enhance positive returns by multiplying the product of the Underlying Return and the Currency Return by two, up to the Maximum Return on the notes of 18.00%. Accordingly, the maximum payment at maturity on the notes is $1,180 for every $1,000 principal amount of notes.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EXCHANGE RATE GAINS – The notes provide the opportunity to enhance returns at maturity if the value of the Reference Currency appreciates relative to the U.S. dollar. Because the Underlying Return is multiplied by the Currency Return, you will benefit from any such appreciation in the Reference Currency relative to the U.S. dollar.

•
RETURN BASED ON THE EURO STOXX 50® INDEX AND THE EURO RELATIVE TO THE U.S. DOLLAR – The return on the notes is linked to the EURO STOXX 50® Index and the euro relative to the U.S. dollar (the number of U.S. dollars per one euro). The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Underlying, see the information set forth under “The Reference Indices—The Dow Jones Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Underlying and the Reference Currency relative to the U.S. dollar. If the product of the Underlying Return and the Currency Return is less than one, your investment will be fully exposed to the decline in the value of the Underlying and any depreciation in the Reference Currency relative to the U.S. dollar. In particular, if the Final Level of the Underlying is less than its Initial Level, your returns could be adversely affected. Similarly, if the U.S. dollar appreciates in value relative to the Reference Currency, such that the Final Spot Rate is less than the Initial Spot Rate, your return could be adversely affected. You could lose the entire amount of your investment.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Underlying and the Reference Currency, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN –  If the product of the Underlying Return and the Currency Return is greater than one, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes of 18.00%, regardless of the appreciation in the Underlying or the Reference Currency, which may be significant. Accordingly, the maximum payment at maturity is $1,180 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
CHANGES IN THE LEVEL OF THE UNDERLYING AND THE EXCHANGE RATE OF THE REFERENCE CURRENCY MAY OFFSET EACH OTHER – Movements in the level of the Underlying and movements in the exchange rates of the Reference Currency relative to the U.S. dollar may not correlate with each other. At a time when the level of the Underlying increases, the value the Reference Currency may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Underlying Return, any increase in the level of the Underlying may be moderated, or more than offset, by lesser increases or declines in the value of the Reference Currency relative to the U.S. dollar.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens relative to the Reference Currency during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and of the Reference Currency are at any moment a result of the supply and demand for such currencies.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, the Eurozone countries, and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and the Eurozone countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, the Eurozone countries, and those of other countries important to international trade and finance.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•	NO INTEREST PAYMENTS – As a holder of the notes, you will not receive interest payments.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on

the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes.   If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Underlying and the exchange rate between the U.S. dollar and the Reference Currency on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time to maturity of the notes;

•	the dividend rate on the stocks comprising the Underlying;

•	interest and yield rates in the market generally;

•	the volatility of the exchanges rate between the U.S. dollar and Reference Currency;

•
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any of the Valuation Dates) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the EURO STOXX 50® Index based on the closing levels of the Underlying from January 3, 2006 through March 4, 2011 and the historical performance of the euro based on the exchange rates of the euro relative to the U.S. dollar (expressed as the number of U.S. dollars per one euro) from January 3, 2006 to March 4, 2011. We obtained the closing levels of the Underlying and the exchange rates of the Reference Currency below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the Underlying on March 4, 2011 was 2949.18. The price source for determining the Final Level will be the Bloomberg page “SX5E” or any successor page. The euro-U.S. dollar exchange rate on March 4, 2011 was US$1.399 per 1 euro.

The historical levels of the Underlying and the historical exchange rates of the Reference Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any of the Valuation Dates or as to the spot rate of the Reference Currency on any of the Valuation Dates. We cannot give you assurance that the performance of the Underlying or the Reference Currency will result in the return of any of your initial investment.

For additional information about the Underlying, see the information set forth under “The Reference Indices – The Dow Jones Indices – The EURO STOXX 50® Index” in the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Underlying or the Reference Currency that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if

(a)
a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution
Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates of $2.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse